UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 2, 2010

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CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1   Registrant’s Business and Operations

Item 1.02   Termination of a Material Definitive Agreement.

CryoLife, Inc. (“CryoLife”) and Medafor, Inc. (“Medafor”) are parties to an exclusive distribution agreement (the “Agreement”) whereby CryoLife distributes HemoStase, an absorbable blood clotting agent manufactured by Medafor, in certain markets and certain fields.  Once again, CryoLife believes Medafor is attempting to improperly terminate the Agreement.  On March 2, 2010, Medafor informed CryoLife of its belief that CryoLife materially breached its duties and obligations under the Agreement and gave CryoLife notice of its intent to terminate the Agreement effective April 5, 2010 if the breach is not cured within 30 days.  Medafor contends that the alleged material breach of the Agreement occurred because CryoLife employees and representatives are allegedly offering certain bundling packages beyond the scope of the Agreement and intentionally misrepresenting the scope of the Agreement and the nature of the relationship between the parties.  In these new allegations, Medafor does not allege that CryoLife employees or representatives have actually sold HemoStase in violation of the Agreement in conjunction with these alleged offers or alleged misrepresentations.  CryoLife is currently investigating these allegations, but nonetheless believes, regardless of the outcome of its investigation, that a court would find that a material breach of the Agreement has not occurred, and that, in the event a material breach has occurred, that CryoLife would be able to cure it in a timely manner.  As such, CryoLife does not believe the Agreement will terminate per the terms of the notice.  This is Medafor’s third attempt to terminate the Agreement since September 2009.

Medafor and CryoLife agreed on March 5, 2010, that if Medafor decides after April 5, 2010 that a material breach has occurred, and that CryoLife has failed to cure the breach, Medafor will not terminate the Agreement for at least three weeks from the date on which Medafor informs CryoLife (1) of its decision, and (2) that the three-week period is beginning to run.  In exchange, CryoLife has agreed that it will not, prior to being timely informed of Medafor's decision, petition the Court to enjoin termination of the EDA on the grounds alleged in Medafor’s March 2, 2010 letter.  CryoLife and Medafor also agreed that the three-week period would not begin to run until one of the two parties affirmatively and explicitly informs the other that it has begun.

Based on the information received from Medafor as part of the notice described above, CryoLife believes that Medafor may itself be in breach of the Agreement by directly or indirectly distributing MPH product into CryoLife’s exclusive field of cardiac and vascular surgeries, which breach is similar to the ones that CryoLife alleged in its original complaint against Medafor, as discussed below.

The Agreement has a three-year term from its effective date of May 1, 2008 and will automatically renew for an additional three-year period if CryoLife makes minimum purchases as designated under the Agreement; however, there is no contractual obligation for CryoLife to make minimum purchases.  Per the terms of the Agreement, CryoLife is a distributor of HemoStase and is the exclusive distributor of the product in the U.S. for all applications in cardiac and vascular surgery (excluding Department of Defense hospitals) and the exclusive distributor internationally (excluding China and Japan) for cardiac, vascular, and general surgery, explicitly excluding orthopedic, ear, nose and throat surgery, neurosurgery and topical applications.  A copy of the Agreement is filed as Exhibit 10.1 to CryoLife’s Form 10-Q for the quarter ended June 30, 2008 and is incorporated herein by reference.

As previously discussed in CryoLife’s Form 10-K for the year ended December 31, 2009 and its Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, CryoLife has filed a lawsuit against Medafor for, among other things, breach of contract, fraud, negligent misrepresentation, and violations of Georgia Racketeer Influenced and Corrupt Organizations Act (“Georgia RICO”), alleging that Medafor has violated the Agreement by, among other things, allowing other companies to distribute HemoStase in territories and medical fields reserved exclusively for CryoLife per the terms of the Agreement.  CryoLife’s lawsuit alleges that Medafor, contrary to its representations in the Agreement, had numerous distribution agreements regarding HemoStase with other distributors in the U.S. and internationally, allowing them to market and distribute HemoStase in the territory and field given exclusively to CryoLife.  Medafor is alleged to have knowingly and purposefully withheld from CryoLife disclosure of all but three of these agreements; to have knowingly and purposefully misrepresented that the three distributors with these agreements would not be allowed to compete with CryoLife after the effective date of the Agreement except in several explicitly identified facilities, and then only for a short period of time; and to have intentionally misrepresented to CryoLife that no such contracts existed with any other distributors, and that no such contracts would exist after CryoLife’s exclusive rights commenced.  The lawsuit also alleges that Medafor has failed to take reasonable steps to prevent other distributors from distributing HemoStase in CryoLife’s exclusive field and territory, and that Medafor breached its contractual obligation to prevent competing products from violating Medafor’s intellectual property rights in HemoStase, thereby impairing the value of CryoLife’s exclusive distributorship.

As specified in the lawsuit, CryoLife brought these transgressions to Medafor’s attention on numerous occasions and attempted to work with Medafor to secure its compliance with the terms of the parties’ Agreement, but was unable to get Medafor to follow the terms of the Agreement.  CryoLife believes that Medafor’s actions have deprived CryoLife of significant sales volume and have impaired and delayed CryoLife’s development of relationships with customers in its exclusive territory.

In addition, CryoLife recently announced that it has acquired approximately 11% of Medafor’s outstanding common stock, and offered to engage in negotiations with the Medafor board to purchase the remaining shares at $2 per share, to be paid in a combination of cash and stock.  The Medafor board has rejected CryoLife’s offer and has refused to negotiate with it.

On March 2, 2010, CryoLife accepted service of a new lawsuit filed against it by Medafor in state court in Minnesota.  The lawsuit seeks a declaratory judgment that Medafor is entitled to a protective order prohibiting CryoLife from obtaining, in its capacity as a Medafor shareholder, information that Medafor contends is confidential, privileged and competitive information that is (a) contained in Medafor’s board minutes and board committee minutes requested by CryoLife or (b) contained in any other document that CryoLife may request from Medafor.  Medafor similarly seeks an order prohibiting CryoLife from using documents it has obtained, in its capacity as a Medafor shareholder, in the Georgia lawsuit unless and until Medafor produces the documents in discovery in that lawsuit.  Although CryoLife’s answer is not yet due, CryoLife intends to defend its rights to receive information it is entitled to receive as a Medafor shareholder.

Although CryoLife is not a party to the lawsuit, Medafor has brought suit against Steven G. Anderson, the Chairman, Chief Executive Officer and President of CryoLife, alleging tortious interference with contract in connection with Mr. Anderson’s purchase of 1,000 shares of common stock from a Medafor shareholder who is a former officer of Medafor.  Mr. Anderson has filed counterclaims against Medafor, requesting that Medafor be ordered to transfer the 1,000 shares to Mr. Anderson, grant him all of the rights of a Medafor shareholder, and reimburse his legal expenses.  Mr. Anderson also has asserted third-party claims against Gary J. Shope, Medafor's CEO, and Gavin Thomson, Medafor's CFO, requesting that they be ordered to facilitate the transfer of the 1,000 shares to Mr. Anderson and reimburse his legal expenses.  The third-party claims also assert that Messrs. Shope and Thomson have tortiously interfered with contract in connection with Mr. Anderson's contract to purchase the 1,000 shares from the Medafor shareholder.

Except for the historical information contained in this report, the statements made by CryoLife are forward-looking statements that involve risks and uncertainties. All such statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include CryoLife’s belief that a court would find that a material breach of the Agreement has not occurred, and that CryoLife would be able to cure any alleged breach of the Agreement, and CryoLife’s belief that the Agreement will not terminate per the terms of the notice given by Medafor described above.  These statements are subject to a number of risks that are outside CryoLife’s control, including the risk that Medafor will not act reasonably in this matter or that a court could disagree with CryoLife’s interpretation of the Agreement and its rights thereunder.  For further information on additional risk factors impacting CryoLife’s relationship with Medafor and CryoLife’s business, please refer to “Risk Factors” contained in CryoLife’s Form 10-K for the year ended December 31, 2009, as filed with the SEC, and any subsequent SEC filings. CryoLife disclaims any obligation or duty to update or modify these forward-looking statements.

Additional Important Information

This filing is provided for informational purposes only and is not an offer to purchase nor a solicitation of offers to sell shares of Medafor or CryoLife. Subject to future developments, CryoLife may file a registration statement and/or tender offer documents and/or proxy statement with the SEC in connection with the proposed combination.  Shareholders should read those filings, and any other filings made by CryoLife with the SEC in connection with the combination, as they will contain important information.  Those documents, if and when filed, as well as CryoLife’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at CryoLife’s website at www.cryolife.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: March 5, 2010	By: /s/ D.A. Lee
Name: D. Ashley Lee
Title: Executive Vice President, Chief
Operating Officer and Chief
Financial Officer